    As filed with the Securities and Exchange Commission on December 21, 2001
                                           Registration Statement No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                 PROLOGIS TRUST
             (Exact Name of Registrant as Specified in its Charter)
                                   ----------
                    Maryland                          74-2604728
            (State of organization)                 (I.R.S. Employer
                                                   Identification No.)

                              14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                                   ----------
                          Edward S. Nekritz, Secretary
                                 ProLogis Trust
                              14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service):

                                   Copies to:
         Michael T. Blair                              Adam O. Emmerich
       Mayer, Brown & Platt                     Wachtell, Lipton, Rosen & Katz
     190 South LaSalle Street                        51 West 52nd Street
      Chicago, Illinois 60603                      New York, New York 10019
          (312) 782-0600                                (212) 403-1000

         Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   ----------

                                                CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                  PROPOSED MAXIMUM
                                                                     AGGREGATE                            AMOUNT OF
                                               AMOUNT TO BE        OFFERING PRICE    PROPOSED MAXIMUM   REGISTRATION
    TITLE OF SHARES TO BE REGISTERED            REGISTERED          PER SHARE(1)     OFFERING PRICE(1)       FEE
------------------------------------------ --------------------- ------------------- ------------------ --------------
Common Shares of Beneficial Interest,
$0.01 par value per share..............         49,903,814             $21.08         $1,051,972,399     $251,421.40
------------------------------------------ --------------------- ------------------- ------------------ --------------
Preferred Share Purchase Rights........         49,903,814              N/A                 N/A              N/A
========================================== ===================== =================== ================== ==============

(1) Estimated solely for the purpose of determining the registration fee, based on the average of the high and low sales prices of Common Shares on December 17, 2001.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                              SUBJECT TO COMPLETION
                             DATED DECEMBER 21, 2001


PROSPECTUS


                                 PROLOGIS TRUST

                            49,903,814 Common Shares

                                   ----------

         This prospectus relates to the public offering from time to time of up to 49,903,814 of our common shares of beneficial interest by Security Capital Group Incorporated, which is currently our largest shareholder. Additionally, the common shares may be transferred by Security Capital to its stockholders as part of the consideration to be received by them in connection with the merger transaction described in this prospectus. We will not receive any of the proceeds from any sale or transfer of the shares.

         Our common shares are listed on the New York Stock Exchange under the symbol "PLD".


                                   ----------



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                                   ----------



                The date of this prospectus is December __, 2001.

         WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF THESE COMMON SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITY OTHER THAN THESE COMMON SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITY OTHER THAN THESE COMMON SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE COMMON SHARES TO ANY PERSON AND IT IS NOT SOLICITING AN OFFER FROM ANY PERSON TO BUY THESE COMMON SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE TO THAT PERSON IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR THESE COMMON SHARES ARE OFFERED OR SOLD ON A LATER DATE.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Forward-Looking Statements....................................................2
ProLogis Trust................................................................3
About This Prospectus.........................................................4
Where You Can Find More Information...........................................4
Use of Proceeds...............................................................6
Description of Common Shares..................................................6
Federal Income Tax Considerations............................................11
Selling Shareholder..........................................................23
Plan of Distribution.........................................................26
Experts......................................................................27
Legal Matters................................................................28

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents we incorporate by reference, contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about the industry and markets in which we operate. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Information concerning expected investment balances, expected funding sources, planned investments and revenue and expense growth assumptions are examples of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

         Important factors that could cause actual results to differ materially from current expectations reflected in these forward-looking statements include, among others, the factors discussed in the filings made by us that are identified on under the caption "Where You Can Find More Information" and incorporated by reference in this prospectus.

                                 PROLOGIS TRUST

         ProLogis Trust is a real estate investment trust that operates a global network of industrial distribution facilities. We own, directly, through consolidated entities or through investments in other real estate entities accounted for under the equity method, 188.6 million square feet of industrial distribution facilities operating (owned or under lease agreements) or under development and 333.0 million cubic feet of temperature-controlled distribution facilities operating or under development, including 35.5 million cubic feet of dry distribution space located in temperature-controlled facilities, which are located in North America, Europe and Japan. This network of distribution facilities makes us the largest publicly held U.S.-based, global owner and lessor of industrial distribution and temperature-controlled distribution facilities. The ProLogis Operating System(R), enables us to meet our customers' distribution space needs globally. We believe that we have distinguished ourselves from our competition by developing an organizational structure and service delivery system built around our customers. We believe that our service approach, which combines international scope and expertise and a strong local presence in each of our target markets, makes us attractive to our targeted customer base that includes the largest global users of distribution facilities. We are organized under Maryland law and have elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

         Our business strategy is designed to: achieve long-term sustainable growth in cash flow; minimize the need for us to issue additional public debt or public equity capital; and increase the overall return on equity for our shareholders. We have organized our business into three operating segments in order to achieve our objectives. The segments consist of property operations, corporate distribution facilities services business and temperature-controlled distribution operations.

BUSINESS STRATEGY

         We were originally formed in 1991 with the objective of building a distribution and light manufacturing asset base at costs significantly below replacement cost and a land inventory for the future development of industrial distribution facilities. Additionally, we intended to create a national operating company that would differentiate us from our competition through our ability to meet a corporate customer's distribution facility requirements on a national, regional and local basis. In 1997, we expanded our property operations into Mexico and Europe to meet the needs of our targeted national and international customers as they expanded and reconfigured their distribution facility requirements globally. In December 1998, we added 54 operating facilities aggregating 5.2 million square feet in France to our European portfolio. To enhance our North American property operations and service platform, we completed a merger with Meridian Industrial Trust, Inc., a publicly held real estate investment trust, in March 1999. The merger with Meridian added
32.2 million square feet of operating facilities and 228 acres of land for future development to our holdings.

         Having established our core property operations business, in 1997 and 1998 we expanded our service platform by acquiring an international temperature-controlled distribution network. Additionally, the merger with Meridian added 15.2 million cubic feet of temperature-controlled distribution facilities to our holdings in 1999. Also, to enhance our corporate distribution facilities services business, we acquired an industrial distribution development company with extensive holdings in the United Kingdom in August 1998.

         To further our objective of increasing cash flows without raising additional capital through direct public debt and public equity offerings, we formed six ventures in 1999, 2000 and in the first three quarters of 2001. Each of the ventures owns operating facilities acquired primarily from us with equity contributed by third party investors. We maintain an ownership interest from 20.0% to 50.0% as of September 30, 2001, in each of the ventures. We utilize the ProLogis Operating System(R) to provide asset and property management services to the ventures for a fee. In North America, we have an ownership interest in five ventures. These ventures own, on a combined basis, 34.3 million square feet of operating facilities at a combined investment of $1.5533 billion as of September 30, 2001. ProLogis European Properties Fund, formed in 1999, has enabled us to take advantage of the growth opportunities in the European industrial distribution market by allowing us to access over 1.06 billion euros (the currency equivalent of approximately $969.2 million as of September 30, 2001 based on currency exchange rates quotes by Reuters) of third party equity capital that has been committed by a group of institutional investors to ProLogis European Properties Fund through 2002. ProLogis European Properties Fund owns 19.2 million square feet of operating facilities at an investment of $1.1182 billion as of September 30, 2001.

         Management is currently evaluating its long-term strategy with respect to our European temperature-controlled distribution network. A component of the strategy may include the optimization of various segments of that business. The financial reporting impact, if any, is currently being evaluated and will be reported in the fourth quarter of 2001.

PROLOGIS OPERATING SYSTEM(R)

         The cornerstone of our business strategy is the ProLogis Operating System(R), comprised of the Market Services Group, the Global Services Group, the Global Development Group and the Integrated Solutions Group. The ProLogis Operating System(R) is a customer service delivery system that has been designed to provide substantial benefits to our existing and prospective customers. The customer focus of the ProLogis Operating System(R) provides for a high-quality service level and a single point of contact for distribution solutions on a global basis and positions us to build customer relationships that will generate additional business opportunities.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

         This prospectus provides you with a general description of the offered common shares. Each time the selling shareholder sells any of these offered shares of if the shares are transferred in connection with the merger transaction described in this prospectus, the selling shareholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that sale or transfer. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where to Find More Information".



                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such material can also be obtained from the Securities and Exchange Commission's worldwide web site at http://www.sec.gov. Our outstanding common shares, Series D cumulative redeemable preferred shares of beneficial interest and Series E cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols "PLD", "PLD-PRD" and "PLD-PRE", respectively, and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20

Broad Street, New York, New York 10005. You can also obtain information about us at our website, www.prologis.com.

         There are incorporated by reference in this prospectus the following documents previously filed by us with the Securities and Exchange Commission:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2001;

         (c)      Current Report on Form 8-K filed on July 10, 2001; and

         (d) The description of the common shares and the related preferred share purchase rights contained in our registration statement on Form 8-A filed on February 23, 1994.

         The Securities and Exchange Commission has assigned file number 1-12846 to reports and other information that we file with the Securities and Exchange Commission.

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

                                    Secretary
                                 ProLogis Trust
                              14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by Security Capital of the common shares nor will we receive any proceeds if the shares are transferred to stockholders of Security Capital in the merger transaction described under "Selling Shareholder". We will pay all expenses of the registration and sale of the common shares, other than selling commissions and fees and other than fees and disbursements of counsel for Security Capital.

                          DESCRIPTION OF COMMON SHARES

GENERAL

         Our declaration of trust authorizes us to issue up to 275,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as our board of trustees may create and authorize from time to time. The board of trustees may amend the declaration of trust without shareholder consent to increase or decrease the aggregate number of shares or the shares of any class which we have authority to issue. At December 19, 2001, 175,623,175 common shares were issued and outstanding and held of record by approximately 10,435 shareholders.

         The following description of certain general terms and provisions of the common shares is not complete and you should refer to our declaration of trust and bylaws for more information. The outstanding common shares are fully paid and non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. In the event of a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share ratably in our assets remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series C cumulative redeemable preferred shares, Series D cumulative redeemable preferred shares and Series E cumulative redeemable preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The rights of holders of the common shares are subject to the rights and preferences established by the board of trustees for the Series C preferred shares, Series D preferred shares and Series E preferred shares and any other series of preferred shares which may subsequently be issued by us.

PURCHASE RIGHTS

         On December 7, 1993, the board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to holders of common shares of record at the close of business on December 31, 1993. The holders of any additional common shares issued after such date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each such additional common share. Each purchase right entitles the holder under set circumstances to purchase one one-hundredth of a share of Series A junior participating preferred shares, par value $0.01 per share at a price of $40.00 per one one-hundredth of a Series A junior preferred share, subject to adjustment. Purchase rights are exercisable when a person or group of persons, other than Security Capital, acquires 20% or more of the outstanding common shares or announces a tender offer or exchange offer for 25% or more of the outstanding common shares. Under set circumstances, each purchase right entitles the holder to purchase, at the purchase right's then current exercise price, a number of common shares having a market value of twice the purchase right's exercise price. The acquisition of ProLogis pursuant to some types mergers or other business transactions would entitle each holder to purchase, at the purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the purchase right's exercise price. The purchase rights held by 20% shareholders, other than Security Capital, would not be exercisable. The purchase rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per purchase right payable in cash, shares of ProLogis or any other form of consideration determined by the board of trustees.

TRANSFER AGENT

         The transfer agent and registrar for the common shares is EquiServe Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021. The common shares are listed on the New York Stock Exchange under the symbol "PLD".

RESTRICTION ON SIZE OF HOLDINGS

         Our declaration of trust restricts beneficial ownership, or deemed ownership by virtue of the attribution provisions of the Internal Revenue Code or Section 13(d) of the Securities Exchange Act of 1934, of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving our real estate investment trust status under the Internal Revenue Code and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction in our declaration of trust permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of trustees in protecting and preserving our real estate investment trust status under the Internal Revenue Code.

         The ownership restriction does not apply to Security Capital, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule. Additionally, the ownership limit is subject to an exception for holders who were the beneficial owners of shares, or who possessed securities convertible into shares, in excess of the ownership limit on and immediately after the adoption of our declaration of trust by the board of trustees on June 24, 1999. These holders may beneficially own shares or possess securities convertible into shares, only up to their respective existing holder limits. The existing holder limit for any such holder is equal to the percentage of outstanding shares beneficially owned, or which would be beneficially owned upon the exchange of convertible securities, by the holder on and immediately after the adoption of the declaration of trust.

         The board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to our board of trustees and upon such other conditions as our board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to us of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the proposed transferee owning an amount of our shares in excess of the ownership limit. The board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it determines to be necessary or advisable in order to determine or ensure our status as a real estate investment trust. Any transfer of our shares that would:

         (1) create a direct or indirect ownership of shares in excess of the ownership limit or excess holder limits;

         (2) result in our shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code;

         (3)      result in us being "closely held" within the meaning of
                  Section 856(h) of the Internal Revenue Code;

         (4) result in a non-U.S. person, other than Security Capital, owning 50% or more of the market value of our issued and outstanding shares;

         (5) create an ownership of shares by a party that has a 9.9% or greater interest in one of our tenants, but only if such ownership would cause us to fail the 95% or 75% gross income tests under the Internal Revenue Code; or

         (6) result in the our disqualification as a real estate investment trust under the Internal Revenue Code,

will not have any effect, and the intended transferee will acquire no rights to the shares.

         These restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust under the Internal Revenue Code. Notwithstanding the previous restrictions, any purported transfer of shares or event which would:

         (1) result in a person owning shares in excess of the ownership limit or the existing holder limits;

         (2) cause us to become "closely held" under Section 856(h) of the Internal Revenue Code;

         (3) result in 50% or more of the outstanding shares being held by a person, as defined in section 7701(a)(30) of the Internal Revenue Code;

         (4) result in 9.9% or more of the outstanding shares being held by a person that constructively owns 9.9% or more of the voting power, shares or assets of one of our tenants; or

         (5) result in the our disqualification as a real estate investment trust under the Internal Revenue Code,

will result in those shares being constituted excess shares which will be transferred pursuant to the declaration of trust to a party not affiliated with us that we have designated as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by the board of trustees as the charitable beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these excess shares are held in trust, we will pay any distributions on the excess shares to the trust for the benefit of the charitable beneficiary and the excess shares may only be voted by the trustee for the benefit of the charitable beneficiary.

         Subject to the ownership limit, the trustee will transfer the excess shares at our direction to any person if those shares would not be excess shares in the hands of that person. The purported transferee will receive the lesser of:

         (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

         (2) the price received from the sale or other disposition of the excess shares.

         Any distribution paid to the purported transferee which the purported transferee was obligated to repay to the trustee, shall be subtracted from this payment. The trustee will pay any proceeds from the sale or other disposition of the excess shares in excess of the amount payable to the purported transferee to the charitable beneficiary. In addition, we will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

         (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

         (2) the fair market value of the excess shares on the date we elect to purchase them.

         Fair market value, for these purposes, means the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if those shares are not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares are not then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by the board of trustees. From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above; however, the purported transferee remains entitled to liquidation distributions. If the purported transferee receives any distributions on excess shares prior to our discovery that those excess shares have been transferred in violation of the provisions of the declaration of trust, the purported transferee must repay those distributions to us upon demand, and we will pay those amounts to the trust for the benefit of the charitable beneficiary. If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then we may treat the purported transferee of any excess shares to have acted as an agent on our behalf in acquiring those excess shares and to hold those excess shares on our behalf.

         All certificates evidencing shares will bear a legend referring to the restrictions described above.

         All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5% as provided in the rules and regulations of the Internal Revenue Code, of the number or value of our outstanding shares must give a written notice containing certain information to us by January 31 of each year.

         In addition, upon demand each shareholder is required to disclose to us in writing such information with respect to its direct, indirect and constructive ownership of shares as the board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to determine our status as a real estate investment trust to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         The restrictions on share ownership in the declaration of trust are designed to protect our status as a real estate investment trust. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

INDEMNIFICATION OF TRUSTEES AND OFFICERS

         The Maryland statutory law governing real estate investment trusts permits a real estate investment trust to indemnify or advance expenses to trustees, officers, employees and agents of the real estate investment trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under the declaration of trust, we are required to indemnify each trustee, and may indemnify each officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of ours or is or was serving at our request as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, limited liability company, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as those expenses are incurred, of each trustee, officer, employee and agent in connection with any of those proceedings. The board of trustees believes that the indemnification provision enhances our ability to attract and retain superior trustees and officers for us and our subsidiaries. We have entered into indemnity agreements with each of our officers and trustees which provide for reimbursement of all expenses and liabilities of the officer or trustee, arising out of any lawsuit or claim against the officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses, the payment of which is judicially determined to be unlawful, relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or relating to judicially determined criminal violations. In addition, we have entered into indemnity agreements with each of its trustees who is not also an officer of ours which provide for indemnification and advancement of expenses to the fullest extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a trustee and we have established a trust to fund payments under the indemnification agreements.

                        FEDERAL INCOME TAX CONSIDERATIONS

         We intend to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to us and our shareholders of the treatment of ProLogis as a real estate investment trust. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

         Based upon our representations with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, we have been organized in conformity with the requirements for qualification as a real estate investment trust beginning with our taxable year ending December 31, 1993, and our actual and proposed method of operation described in this prospectus and as represented by management will enable us to satisfy the requirements for such qualification.

         This opinion is based on representations made by us as to factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. Our qualification and taxation as a real estate investment trust will depend upon our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy such tests on a continuing basis.

         In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as us, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the "double taxation" at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, entities, such as us, remain subject to tax in certain circumstances even if they qualify as a real estate investment trust.

         If we fail to qualify as a real estate investment trust in any year, however, we will be subject to federal income taxation as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our shareholders would be reduced or eliminated.

         We elected real estate investment trust status effective beginning with our taxable year ended December 31, 1993 and the board of trustees believes that we have operated and currently intend that we will operate in a manner that permits us to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on our continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on our operating results.

         The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

TAXATION OF PROLOGIS

         General

         In any year in which we qualify as a real estate investment trust, in general we will not be subject to federal income tax on that portion of our real estate investment trust taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that we elect to retain and pay income tax on our net long- term capital gain, shareholders are required to include their proportionate share of the undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by us.

         Notwithstanding our qualification as a real estate investment trust, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains our qualification as a real estate investment trust because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of our "taxable REIT subsidiaries" in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a real estate investment trust and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such real estate investment trust. See "--Other Tax Considerations--Investments in taxable REIT subsidiaries". In addition, if we should fail to distribute during each calendar year at least the sum of:

         (1) 85% of our real estate investment trust ordinary income for such year;

         (2) 95% of our real estate investment trust capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

         (3)      any undistributed taxable income from prior years,

we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

         A real estate investment trust is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of its taxable year. Each of our shareholders would be deemed to have paid such shareholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us. We may also be subject to the corporate "alternative minimum tax", as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

         In order to qualify as a real estate investment trust, we must meet, among others, the following requirements:

         Share ownership test

         Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. For taxable years beginning after August 5, 1997, if we comply with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

         In order to ensure compliance with the 50% test, we have placed restrictions on the transfer of the shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, we must maintain records which disclose the actual ownership of our outstanding shares and such regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of shares disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A shareholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of stock and other information. In addition, the declaration of trust provides restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. We intend to enforce the percentage limitations on ownership of shares to assure that our qualification as a real estate investment trust will not be compromised.

         Asset tests

         At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership or limited liability company taxed as a partnership or disregarded entity, we will be deemed to own a proportionate share of the partnership's or limited liability company's assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any corporation other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a taxable REIT subsidiary.

         Gross income tests

         There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership or limited liability company taxed as a partnership or disregarded entity, we will be treated as receiving our share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in our hands as it has in the hands of the partnership or limited liability company. The two tests are as follows:

         1. The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income".

         Qualifying income generally includes:

         (1)      rents from real property, except as modified below;

         (2) interest on obligations secured by mortgages on, or interests in, real property;

         (3) gains from the sale or other disposition of non-"dealer property", which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business;

         (4) dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares;

         (5)      abatements and refunds of real property taxes;

         (6) income from the operation, and gain from the sale, of "foreclosure property", which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

         (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

         (8) certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for its shares during the one-year period following the receipt of such capital.

         Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if we, or an owner of 10% or more of our shares directly or constructively owns 10% or more of such tenant, unless the tenant is a taxable REIT subsidiary of ours and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an "independent contractor" from whom we derive no income, except that we may directly provide services that are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation. Furthermore, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

         2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

         For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by us for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "--Taxation of ProLogis--General".

         Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a real estate investment trust for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

         (1) Our failure to comply was due to reasonable cause and not due to willful neglect;

         (2) We report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

         (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

         If these relief provisions apply, however, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.

         Annual distribution requirements

         In order to qualify as a real estate investment trust, we are required to make distributions, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of 90% of our real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 90% of our net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, a real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, the amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid such shareholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us.

         We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our real estate investment trust taxable income on the other hand. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our real estate investment trust taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

         If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend", plus applicable penalties and interest, within a specified period.

         Tax aspects of ProLogis' investments in partnerships

         A significant portion of our investments are owned through various limited partnerships. We will include our proportionate share of each partnership's income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in our computation of our real estate investment trust taxable income. We will include our proportionate share of each partnership's assets for purposes of the real estate investment trust asset tests.

         Our interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change, which may preclude us from satisfying the real estate investment trust asset tests and may preclude us from satisfying the real estate investment trust gross income tests. See "--Failure to qualify" below, for a discussion of the effect of our failure to meet such tests. Based on our factual representations, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, ProLogis Limited Partnership-I, ProLogis Limited Partnership-II, ProLogis Limited Partnership-III and ProLogis Limited Partnership-IV will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the Internal Revenue Service.

         Failure to qualify

         If we fail to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

TAXATION OF PROLOGIS SHAREHOLDERS

         Taxation of taxable domestic shareholders

         As long as we qualify as a real estate investment trust, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to our shareholders.

         In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us required to be treated by such shareholder as long-term capital gains. Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%. Shareholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

         Backup withholding

         We will report to our domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

         Taxation of tax-exempt shareholders

         The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held real estate investment trust", based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by us to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit.

         However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held real estate investment trust" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held real estate investment trust" is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

         Taxation of foreign shareholders

         We will qualify as a "domestically controlled real estate investment trust" so long as less than 50% in value of our shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that we will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year. Distributions of cash generated by our real estate operations, but not by our sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with us the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is "effectively connected" income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

         Distributions of proceeds attributable to the sale or exchange by us of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

         The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in us.

OTHER TAX CONSIDERATIONS

         Investments in taxable REIT subsidiaries

         CSI/Frigo LLC, ProLogis Logistics Services Incorporated, GOProLogis Incorporated, Vizional Corporation, ProLogis-Broadband (1) Incorporated and PhatPipe, Inc. have elected to be treated as taxable REIT subsidiaries of ProLogis effective January 1, 2001, ProLogis Development Services Incorporated has elected to be treated as a taxable REIT subsidiary of ours effective March 30, 2001, and ProLogis Investment Incorporated has elected to be treated as a taxable REIT subsidiary of ours effective April 27, 2001. As taxable REIT subsidiaries of ours, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. Additionally, Frigoscandia Holding S.A. and Kingspark LLC will be treated as taxable REIT subsidiaries of ours effective January 1, 2001, and may be subject to foreign income taxes. Our taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.

         Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, such as those performed by taxable entities in which we own an interest, which cannot be performed directly by real estate investment trusts without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of our taxable REIT subsidiaries in order to more clearly reflect income of the taxable REIT subsidiary.

         Under the taxable REIT subsidiary provision, we and any taxable entity in which we own an interest are allowed to jointly elect to treat such entity as a "taxable REIT subsidiary". As described above, taxable REIT subsidiary elections have been made for certain entities in which we own an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

         Tax on built-in gain

         Pursuant to Notice 88-19, 1988-1 C.B. 486, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

         Since we have made this election, if during the "recognition period", being the 10-year period beginning on the first day of the first taxable year for which we qualify as a real estate investment trust, we recognize gain on the disposition of any asset held by us as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because we acquire many of our properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that we will pay a substantial corporate-level tax on our built-in gain.

         Possible legislative or other actions affecting tax consequences

         Prospective shareholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

         State and local taxes

         We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

         Foreign taxes

         Frigoscandia Holding S.A., a Luxembourg corporation, the ProLogis European Properties Fund, an entity formed under the laws of Luxembourg, Kingspark Holding S.A., a Luxembourg corporation, PLD International Incorporated, a Delaware corporation, ProLogis-France Developments Incorporated, a Delaware corporation, International Industrial Investment Incorporated, a Maryland corporation, ProLogis Japan Incorporated, a Delaware corporation, ProLogis Japan Management Incorporated, a Delaware corporation, and ProLogis Japan Holdings LLC, a Delaware limited liability company, and each of their subsidiaries and affiliates, may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

         Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                               SELLING SHAREHOLDER

         Security Capital, including its permitted pledges, transferees or other successors in interest may from time to time offer and sell any or all of the common shares offered by this prospectus. Our registration of the common shares does not necessarily mean that Security Capital will sell any or all of the shares.

         As of December 17, 2001, Security Capital beneficially owned 49,903,814 common shares, representing approximately 28.6% of our outstanding common shares at that time. All of these common shares are available for resale under this prospectus. If Security Capital sells all of the common shares covered by this prospectus, it will no longer own any of our outstanding common shares. Since Security Capital may sell all, some or none of the offered shares, no estimate can be made of the number of offered shares that will be sold by Security Capital or that will be owned by Security Capital upon completion of any offering.

         On December 14, 2001, Security Capital entered into an Agreement and Plan of Merger with General Electric Capital Corporation ("GE Capital") and EB Acquisition Corp., an indirect wholly owned subsidiary of GE Capital. Pursuant to the merger agreement, and subject to the terms and conditions contained therein, EB Acquisition Corp. will merge with and into Security Capital with Security Capital as the surviving company and an indirect wholly owned subsidiary of GE Capital.

         As a result of the merger, shares of Security Capital Class B common stock will be converted into the right to receive consideration consisting of $26 in cash per share, subject to the substitution therefor as described below and in the merger agreement of a combination of cash and ProLogis common shares with an agreed aggregate value of $26 per share (the "Class B Consideration"), and shares of Security Capital Class A common stock will be converted into the right to receive 50 times the Class B consideration (the "Class A Consideration").

         GE Capital may elect (but no later than the 15th day before the Security Capital stockholder meeting to vote on the merger and the merger agreement (the "Group Stockholder Meeting") to include the ProLogis common shares owned by Security Capital as part of the Class A Consideration and the Class B Consideration. If GE Capital so elects, the holders of Class B shares would receive $26 in cash per share less the value of the ProLogis common shares received by them (with the ProLogis common shares valued for such purposes based upon the 10-day trailing average price of the ProLogis common shares 2 days prior to the Group Stockholder Meeting), and the holders of the Class A shares would receive 50 times such amount. GE Capital may also revoke any election it may make to include the shares of ProLogis common shares as part of the merger consideration, provided however that no such revocation may be made if such revocation would make it reasonably necessary, based upon the advice of Security Capital's independent counsel, to delay the Group Stockholder Meeting.

         With the prior written consent of GE Capital, Security Capital may at any time sell any or all of its ProLogis common shares, including to ProLogis, pursuant to a public offering or private placement, negotiated third-party purchase or otherwise (a "ProLogis Sale"). In addition, Security Capital will, at the written request of GE Capital, use its reasonable best efforts to effect a ProLogis Sale in the manner requested by GE Capital, subject to approval by GE Capital of any final pricing terms, provided that Security Capital will not be required to effect a ProLogis Sale, or enter into any binding agreement to effect a ProLogis Sale, prior to the date which is 18 days prior to the then-applicable date of the Group Stockholders Meeting (provided that if a "road show" with respect to a ProLogis Sale to be effected by a public offering shall have been commenced on or after the date which is 22 days prior to the then-applicable date of the Group Stockholders Meeting, and there is a subsequent delay or postponement of the date of the Group Stockholders Meeting, the relevant date which is 18 days prior to the previously-applicable date of the Group Stockholders Meeting will not be changed for purposes of these obligations). Security Capital will, after consultation with GE Capital, determine the manager(s) and book runner(s) in the event of any ProLogis Sale that is an underwritten offering.

         During the past three years, we have had the following material relationships with Security Capital and its affiliates.

Investor Agreement

         We and Security Capital are parties to a Third Amended and Restated Investor Agreement. Pursuant to the investor agreement, Security Capital has the right, so long as it owns between 10% and 25% of the common shares, to nominate one person to the board of trustees. So long as Security Capital owns 25% or more of the common shares, Security Capital will be entitled to nominate a proportionate number of persons to the board of trustees subject to a maximum of three nominees if the size of the board of trustees does not increase above ten members. In addition, we are required to consult with Security Capital's nominees to the board of trustees prior to taking any action with respect to the following:

         (1) finalization of the annual budget and deviations, in respect of any expense line item, greater than $500,000 or 20% of such line item, or greater than 15% of the total expenses;

         (2) the acquisition or sale of assets in a single transaction or group of related transactions where the price exceeds $25 million;

         (3) any contract for investment, property management or leasing services; and

         (4) any service contract providing for payments in excess of $1.0 million.

We have no obligation to follow the advice of Security Capital with respect to the foregoing matters.

         Under the investor agreement, so long as it owns at least 25% of the common shares, Security Capital also has the right of prior approval with respect to the following matters:

         (1) the issuance of equity securities or securities convertible into equity securities (other than issuances in connection with option, dividend reinvestment and similar plans) for less than the fair market value of such securities;

         (2) the issuance of any preferred shares which would result in the fixed charge coverage ratio (as defined in the investor agreement) being less than 1.4 to 1.0;

         (3) adopting any employee benefit plans under which common shares may be issued;

         (4)      the compensation of our senior officers; and

         (5) the incurrence of additional indebtedness which would result in the interest expense coverage ratio (as defined in the investor agreement) being less than 2.0 to 1.0.

         In addition, the investor agreement provides Security Capital with registration rights pursuant to which Security Capital has requested this registration of all of its common shares. All expenses incurred in the registration of common shares will be borne by us. These expenses include the expense of preparing the registration statement and prospectus, all printing and photocopying expenses and all registration and filing fees under federal and state securities laws, but do not include any underwriting discounts, commissions or fees or any fees or expenses of counsel for Security Capital. We have also agreed to indemnify Security Capital and its officers, directors and controlling persons, against various liabilities, including liabilities that may arise under the Securities Act of 1933.

Administrative Services Agreement

         We and a subsidiary of Security Capital entered into an administrative services agreement, pursuant to which Security Capital provides us with certain administrative and other services with respect to certain aspects of our business, as selected from time to time by us at our option. These services include, but are not limited to, payroll and human resources, cash management, accounts payable, specified information systems support, research and insurance services. These services are provided in exchange for a fee based on negotiated rates for each service provided. Total fees incurred under the administrative services agreement were $2.5 million in 2000, $3.5 million in 1999 and $3.7 million in 1998. We began transitioning these functions from Security Capital during 2000 and we have assumed substantially all of the functions previously provided by Security Capital. The administrative services agreement expired on December 31, 2000. Security Capital is continuing to provide a limited number of services under a month-to-month agreement, for which we paid Security Capital $820,995 through November 30, 2001. We believe that the terms and conditions of the administrative services agreement are as favorable as those that could have been obtained from unaffiliated third parties.

Financial Advisory Fees

         Macquarie Capital Partners LLC (formerly Security Capital Markets Group Incorporated), an affiliate of Security Capital, has provided us with financial advisory and investment banking services. During 2001, we paid financial advisory fees to Macquarie Capital Partners in three separate transactions, in which Macquire Capital Partners provided financial advisory and investment banking services in connection with the formation of three separate joint ventures and the raising of over $585 million of third party equity and debt. We paid Macquarie Capital Partners fees of $1,707,910, $1,240,000 and $942,085 in connection with the transactions.

         During 2000, we paid investment advisory fees of $104,000 to Security Capital Markets Group (now known as Macquarie Capital Partners LLC) related to additional equity contributed by The New York State Common Retirement Fund to ProLogis California I LLC, a limited liability company whose members are us and The New York State Common Retirement Fund.

         Following the completion of the merger of Meridian in 1999, we paid Security Capital Markets Group a fee of $650,000 for financial advisory services. Security Capital Markets Group assisted us with the financial analysis of Meridian and of the combined entity that was ultimately created with the successful completion of the merger.

         Security Capital Markets Group provided financial advisory and investment banking services to us in connection with the formation of ProLogis California I LLC in 1999. We paid Security Capital Markets Group a fee of $2,632,883 for services in this transaction. Security Capital Markets Group also provided financial advisory and investment banking services in connection with the formation of ProLogis European Properties Fund and the raising of over $1 billion of third party equity in the fund. We paid $12,291,010 in fees to Security Capital Markets Group for such services.

         We believe that the terms and conditions of each of the foregoing transactions were as favorable as those that could have been obtained from unaffiliated third parties.

Protection of Business Agreement

         Prior to September 9, 2000, Security Capital and we were parties to a protection of business agreement which prohibited Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, management services to any entity that owns or operates real property that is or is planned to be used primarily for distribution and light manufacturing properties. The protection of business agreement terminated on September 9, 2000.

Preferred Stock Subsidiaries

         On January 5, 2001, a newly formed limited liability company of which
K. Dane Brooksher, a trustee and the chief executive officer of Prologis, is the voting member and we are the non-voting member, acquired the ordinary shares of Kingspark Holding S.A. (an entity in which we own all of the preferred stock) from Kingspark Holdings LLC for approximately $8.1 million. Mr. Brooksher's $40,557 capital contribution to the newly formed limited liability company was loaned to Mr. Brooksher by us, which loan is payable on January 5, 2006 and bears interest at an annual rate of 8%. Also on January 5, 2001, a newly formed limited liability company of which Mr. Brooksher is the voting member and we are the non-voting member, acquired the common shares of Frigoscandia Holding S.A. and ProLogis Logistics Services Incorporated (both entities in which we own all of the preferred stock) from entities owned by Security Capital and third party investors for an aggregate of approximately $3.3 million. Mr. Brooksher contributed approximately $50,000 of his own funds to the capital of the newly formed limited liability company.

         We believe that the terms and conditions of the foregoing transactions are as favorable as those that could have been obtained from an unaffiliated third party.

Leasing Transactions

         We lease space to Security Capital and certain of its affiliates on market terms that management believes are no less favorable to us than those that could be obtained with unaffiliated third parties. Our rental income related to these leases were $757,000, $756,000, and $717,000 for the years ended December 31, 2000, 1999, and 1998, respectively. As of September 30, 2001, 60,103 square feet were leased to related parties. The annualized rental revenue for these leases is $472,000.

                              PLAN OF DISTRIBUTION

         We will not receive any proceeds from the sale of any common shares by Security Capital. Security Capital may sell common shares directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. Common shares may be sold from time to time by Security Capital or by its permitted pledgees, transferees or other successors in interest to Security Capital. The distribution of the common shares may be effected in one or more transactions that may take place through the New York Stock Exchange, including block trades or ordinary broker's transactions, or through broker-dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices for cash or other consideration. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by Security Capital in connection with such sales. Additionally, Security Capital may transfer common shares to its shareholders as merger consideration in connection with its acquisition by GE Capital as described above under "Selling Shareholder".

         If a sale is for cash, the aggregate proceeds to Security Capital from the sale of common shares will be the purchase price of the common shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. Security Capital and any dealers or agents that participate in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the common shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. If the common shares are transferred in connection with the merger of an indirect wholly owned subsidiary of GE Capital with and into Security Capital, no cash proceeds will be received by Security Capital.

         To the extent required, the specific number of common shares to be sold or transferred, the names of the selling shareholders, if other than Security Capital, purchase price, public offering price, the terms upon which such certificates may be issued, the names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

         Pursuant to the investor agreement described above, we have agreed to bear certain expenses of registration of the common shares under federal and state securities laws (currently estimated to be approximately $500,000) and of any offering and sale hereunder not including certain expenses such as commissions or discounts of underwriters, dealers or agents and fees attributable to the sale of the common shares. We have also agreed to indemnify Security Capital against liabilities, including certain potential liabilities arising under the Securities Act of 1933, or to contribute to the payments Security Capital may be required to make in respect thereof.

                                     EXPERTS

         The consolidated balance sheets as of December 31, 2000 and 1999, and the consolidated statements of earnings and comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000 and schedule of ProLogis incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries, its opinion is based on the reports of other independent public accountants, namely KPMG LLP. The financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in accounting and auditing.

         With respect to the unaudited interim financial information for the quarters ended March 31, June 30, and September 30, 2000 and 2001, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                                  LEGAL MATTERS

         The validity of the offered securities will be passed upon for us by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing us and some of our affiliates, including Security Capital.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:

                                                                                              BORNE BY
                                                                                 BORNE BY      SELLING
                                                                                REGISTRANT   SHAREHOLDER
                                                                                ----------   -----------
SEC registration fee.........................................................   $  251,421     $      0
Accounting fees and expenses.................................................       25,000            0
Legal fees and expenses......................................................       50,000            0
Printing fees................................................................       75,000            0
Miscellaneous fees and expenses..............................................       98,579      250,000
                                                                                ----------     --------
Total........................................................................   $  500,000     $250,000


ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

         Article 4, Section 10 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

         "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding".

         Article 4, Section 11 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

         "The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings".

         Article 8, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of officers and employees:

         "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding".

         Article 8, Section 2 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

         "The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings".

         ProLogis has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under
Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its Trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

ITEM 16.  EXHIBITS.

         See the Exhibit Index which is hereby incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant undertakes that: (a) for purposes of determining any liability under the Securities Act or 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, PROLOGIS HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AURORA, STATE OF COLORADO, ON DECEMBER 21, 2001.

                                      PROLOGIS TRUST

                                      By: /s/ K. Dane Brooksher
                                          --------------------------------------
                                          K. Dane Brooksher
                                          Chairman and Chief Executive Officer

                            SPECIAL POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis Trust, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis Trust, hereby constitutes and appoints K. Dane Brooksher, M. Gordon Keiser, Jr., Luke A. Lands, and Edward S. Nekritz, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

    SIGNATURE                                   TITLE                           DATE
    ---------                                   -----                           ----
/s/ K. DANE BROOKSHER           Chairman, Chief Executive Officer and     December 21, 2001
-----------------------         Trustee
K. Dane Brooksher

/s/ IRVING F. LYONS III         President, Chief Investment Officer and   December 21, 2001
-----------------------         Trustee
Irving F. Lyons III

/s/ WALTER C. RAKOWICH          Chief Financial Officer and Managing      December 21, 2001
-----------------------         Director
Walter C. Rakowich

/s/ LUKE A. LANDS               Senior Vice President and Controller      December 21, 2001
-----------------------
Luke A. Lands

    SIGNATURE                                   TITLE                           DATE
    ---------                                   -----                           ----
/s/ SHARI J. JONES              Vice President (principal accounting      December 21, 2001
----------------------------    officer)
Shari J. Jones

/s/ C. RONALD BLANKENSHIP       Trustee                                   December 21, 2001
----------------------------
C. Ronald Blankenship

/s/ STEPHEN L. FEINBERG         Trustee                                   December 21, 2001
----------------------------
Stephen L. Feinberg

/s/ GEORGE L. FOTIADES          Trustee                                   December 21, 2001
----------------------------
George L. Fotiades

                                Trustee
----------------------------
Donald P. Jacobs

                                Trustee
----------------------------
Kenneth N. Stensby

/s/ J. ANDRE TEIXEIRA           Trustee                                   December 21, 2001
----------------------------
J. Andre Teixeira

/s/ THOMAS G. WATTLES           Trustee                                   December 21, 2001
----------------------------
Thomas G. Wattles

/s/ WILLIAM D. ZOLLARS          Trustee                                   December 21, 2001
----------------------------
William D. Zollars

                                  EXHIBIT INDEX



       EXHIBIT
       NUMBER                              DESCRIPTION
       -------                             -----------
         4.1      Articles of Amendment and Restatement of ProLogis
                  (Incorporated by reference to Exhibit 3.1 to ProLogis' Form
                  10-Q for the period ending June 30, 1999)

         4.2 Amended and Restated Bylaws of ProLogis (Incorporated by reference to Exhibit 3.2 to ProLogis' Form 10-Q for the period ending June 30, 1999)

         4.3      Rights Agreement, dated as of December 31, 1993, between
                  ProLogis and State Street Bank and Trust Company, as Rights
                  Agent, including form of Rights Certificate (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement
                  No. 33-78080)

         4.4      First Amendment to Rights Amendment, dated as of February 15,
                  1995, between ProLogis, State Street Bank and Trust Company and The First National Bank of Boston, as successor Rights
                  Agent (Incorporated by reference to exhibit 3.1 to ProLogis'
                  Form 10-Q for the quarter ended September 30, 1995)

         4.5      Second Amendment to Rights Agreement, dated as of June 22,
                  1995, between ProLogis, State Street Bank and Trust Company and The First National Bank of Boston (Incorporated by reference to Exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

         4.6      Third Amendment to Rights Agreement, dated as of October 11,
                  2001, among ProLogis, Fleet National Bank and EquiServe Trust
                  Company, N.A. (Incorporated by reference to exhibit 4.1 to ProLogis' Form 10-Q for the quarter ended September 30, 2001)

         4.7      Form of share certificate for Common Shares of Beneficial
                  Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis's registration statement No. 33-73382)

         4.8      Form of share certificate for Series C Cumulative Redeemable
                  Preferred Shares of Beneficial Interest of ProLogis
                  (incorporated by reference to exhibit 4.8 to ProLogis's Form
                  10-K for the year ended December 31, 1996)

         4.9      Form of share certificate for Series D Cumulative Redeemable
                  Preferred Shares of Beneficial Interest of ProLogis
                  (Incorporated by reference to exhibit 4.21 to ProLogis's registration statement No. 69001)

         4.10     Form of share certificate for Series E Cumulative Redeemable
                  Preferred Shares of Beneficial Interest of ProLogis
                  (Incorporated by reference to exhibit 4.22 to ProLogis's registration statement No. 69001)

          5.1 Opinion of Mayer, Brown & Platt as to the validity of the shares being offered

          8.1     Opinion of Mayer, Brown & Platt as to certain tax matters

         15.1     Letter regarding unaudited interim financial statements

         23.1     Consent of Arthur Andersen LLP, Chicago, Illinois

         23.2     Consent of KPMG LLP, Stockholm, Sweden

         23.3     Consent of KPMG LLP, New York, New York

         23.4     Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and
                  8.1)

         24.1 Power of Attorney (included on signature to this registration statement)